Addendum to Firstar Servicing Agreements

This Addendum to the Fund Administration Servicing Agreement dated August 31, 1997, and the Fund Accounting and Transfer Agent Servicing Agreements dated August 29, 1997, is entered into by and between Firstar Mutual Fund Services, LLC and the Potomac Funds on this __________ day of November, 1998.

WHEREAS, the mutual funds servicing division of Firstar Trust Company became a limited liability company and separate subsidiary of Firstar Bank Milwaukee, N.A. on September 30, 1998; and

WHEREAS, the entity known as Firstar Trust Company ceased operations on September 30, 1998; NOW,

THEREFORE, Firstar Mutual Fund Services, LLC will be the successor responsible party to each of the Agreements referenced above and will assume all responsibility for any acts or omissions during the time Firstar Trust Company was the named service provider under these same Agreements.

Firstar Mutual Fund Services, LLC                Potomac Funds

BY:______________________________                BY:________________________


ATTEST:__________________________                ATTEST:____________________